Free Writing Prospectus
Filed Pursuant to Rule 433
Dated February 27, 2012
Registration Statement No. 333-179209
Registration Statement No. 333-179209-01

Free Writing Prospectus dated February 27, 2012

Huntington Auto Trust 2012-1,
Issuing Entity

Huntington Funding, LLC,
Depositor

The Huntington National Bank,
Sponsor and Servicer

$1,000,000,000 NOTES

The depositor has prepared a preliminary prospectus supplement dated February 27, 2012 and prospectus dated February 27, 2012 which describe the notes to be issued by the issuing entity. You should review the preliminary prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from Standard & Poor's Ratings Services, a Standard & Poor's Financial Services LLC business (“S&P”), and Moody’s Investors Service, Inc. (“Moody’s” and together with S&P, the “rating agencies”), listed below.

	S&P	Moody’s
Class A-1 Notes	A-1+(sf)	P-1(sf)
Class A-2 Notes	AAA(sf)	Aaa(sf)
Class A-3 Notes	AAA(sf)	Aaa(sf)
Class A-4 Notes	AAA(sf)	Aaa(sf)
Class B Notes	AA+(sf)	Aa2(sf)
Class C Notes	A+(sf)	A2(sf)
Class D Notes	BBB(sf)	Baa3(sf)

It is a condition to the issuance of the notes that, on the closing date, each class of notes receive at least the ratings listed above.

The ratings of the notes address the likelihood of the payment of principal and interest on the notes according to their terms.  Each rating agency rating the notes will monitor the ratings using its normal surveillance procedures.  Any rating agency may change or withdraw an assigned rating at any time.  Any rating action taken by one rating agency may not necessarily be taken by the other rating agency.

None of the sponsor, depositor, servicer, administrator, indenture trustee, owner trustee or any of their affiliates will be required to monitor any changes to the ratings on these notes.

A security rating is not a recommendation to buy, sell or hold notes.  The ratings of the notes address the likelihood of the payment of principal and interest on the notes in accordance with their terms.  A rating agency may subsequently lower or withdraw its rating of any class of the notes.  If this happens, no person or entity will be obligated to provide any additional credit enhancement for the notes.

Other Fees and Expenses

The following table describes the compensation payable to S&P and Moody’s for providing an initial rating and five years of surveillance of the notes.

S&P’s Fee	$320,000.00
Moody’s Fee	$280,000.00

Credit Suisse		Deutsche Bank Securities
(Structuring Agent and Sole Bookrunner)		(Co-Lead Manager)

Co-Managers
Barclays Capital	Morgan Stanley	The Huntington Investment Company

The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free at 1-800-221-1037.